Exhibit 99.1
News Release
Media Contact:
TD Banknorth Inc.
Jeffrey Nathanson
(207) 761-8517
jeffrey.nathanson@tdbanknorth.com
FOR IMMEDIATE RELEASE
January 2, 2007
TD Banknorth Completes Acquisition of Interchange Financial Services Corporation — Expands Presence in Northern New Jersey
PORTLAND, Maine — January 2, 2007 (BUSINESS WIRE) — TD Banknorth Inc. (NYSE: BNK) announced today that it completed its acquisition of Interchange Financial Services Corporation (NASDAQ: IFCJ) on January 1, 2007.
“The Interchange acquisition enhances our branch network in the Mid-Atlantic Region and significantly increases our presence in northern New Jersey,” said William J. Ryan, Chairman and CEO of TD Banknorth Inc. “We’re excited about expanding in Bergen and Essex counties and we look forward to meeting the financial needs of our newest customers.”
Anthony J. Labozzetta, former Senior Executive Vice President and COO for Interchange, has joined TD Banknorth as Executive Vice President of Retail and Small Business banking. He will be responsible for the overall management and results of TD Banknorth’s 180-branch network throughout the Mid-Atlantic.
“We’re pleased to have someone of Tony’s caliber coming on board to oversee retail distribution,” said Wendy Suehrstedt, President and CEO of TD Banknorth’s Mid-Atlantic Division. “His leadership will be invaluable as we continue to leverage our branch network in New Jersey, metro-New York and Pennsylvania.”
Pursuant to the merger agreement, holders of shares of Interchange common stock are entitled to receive $23.00 in cash for each share outstanding. Letters of transmittal will be mailed to Interchange shareholders in early January for surrender of their stock certificates for payment.
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About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At September 30, 2006, TD Banknorth had $40 billion of total consolidated assets and provided financial services to nearly 1.6 million households in the Northeast. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK.” For more information, visit http://www.TDBanknorth.com.
Source: TD Banknorth Inc.
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